Exhibit (h.13): Acknowledgement of Change of Control and Assignment of Service Agreements

HEARTLAND GROUP, INC.

ACKNOWLEDGEMENT OF CHANGE OF CONTROAL

AND ASSIGNMENT OF SERVICE AGREEMENTS

This Acknowledgement of Change of Control and Assignment of Service Agreements is made this 1st day of November, 2011, between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“AFSI”).

WHEREAS, the Fund and the AFSI are parties to a Administration, Bookkeeping and Pricing Services Agreement dated August 13, 2008 (“Administration Agreement”), a Transfer Agency and Services Agreement dated August 13, 2008, as amended August 14, 2008 and May 12, 2010 (“Transfer Agency Agreement”), and a Transfer Agency Interactive Client Services Agreement dated August 13, 2008, as amended October 12, 200 and December 2, 2010 (“TA ICS Agreement”) each incorporated herein by reference (collectively the “Service Agreements”) whereby the Fund retained AFSI to provide certain services associated with the operation of the Fund;

WHEREAS, on July 19, 2011, ALPS Holdings, Inc. (“ALPS Holdings”) entered into a merger agreement providing for the acquisition (the “Acquisition”) of ALPS Holdings by DST Systems, Inc. (“DST”); if the merger contemplated by the Acquisition is completed, ALPS Holdings will become a wholly owned subsidiary of DST, a publicly traded company; AFSI is a wholly owned subsidiary of ALPS Holdings; and

WHEREAS, the closing of the Acquisition may result in an “assignment” of the Services Agreements pursuant to Section 17 of the Administration Agreement, Section 18 of the Transfer Agency Agreement, and Section 21 of the TA ICS Agreement, requiring the Fund’s prior written consent to such assignment.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained:

1. The Fund hereby consents to the assignment of the Service Agreements effective as of the close of the Acquisition.

2. Except as specifically set forth herein, all other provisions of the Service Agreements shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the respective Service Agreements.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.	HEARTLAND GROUP, INC.
By: /s/ Jeremy O. May Name: Jeremy O. May Title: President	By: /s/ Paul T. Beste Name: Paul T. Beste Title: V.P.

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